Exhibit 3.14

CERTIFICATE OF INCORPORATION
OF
ROUND MOUNTAIN GOLD CORPORATION

FIRST:                                                           This corporation is being organized and will exist under the laws of the State of Delaware.

SECOND:                                            The name of the corporation is Round Mountain Gold Corporation.

THIRD:                                                       The address of the corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware, U.S.A. The name of its registered agent at such address is The Corporation Trust Company.

FOURTH:                                           The nature of the business of the corporation and the purposes for which it is organized are:

4.1                                 To engage in any business and in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, and to possess and employ all powers now or hereafter granted or available under the laws of the State of Delaware to such corporations.

FIFTH:                                                          The total number of shares which the corporation shall have authority to issue is 1,000 shares of Common Stock, $.01 par value per share.

SIXTH:                                                        The name and mailing address of the incorporator is: Margery Hinterman, 2600 Colorado National Building, 950 Seventeenth Street, Denver, Colorado 80202.

SEVENTH:                                      The powers of the incorporator shall terminate upon the filing of this Certificate of Incorporation in the office of the Secretary of State of the State of Delaware. The names and mailing addresses of the persons who are to serve as directors of the corporation until the first annual meeting of stockholders or until their successors are elected and qualified are:

Name	Mailing Address

Robert F. Calman	316 South 10th Street
Philadelphia, PA 19107

Richard C. Kraus	684 Romaniuk Road
Edmonton, Alberta T6R 1E5

John Zigarlick	407 Oak Street
Sherwood Park, Alberta T8A OW1

EIGHTH:                                                The number of directors of the corporation shall be fixed from time to time in the manner provided in the bylaws and may be increased or decreased from time to time in the manner provided in the bylaws.

NINTH:                                                      The board of directors of the corporation is expressly authorized to make, alter or repeal the bylaws of the corporation.

TENTH:                                                    10.1                           The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement or otherwise actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.

10.2                           The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper.

10.3                           To the extent that any person referred to in the preceding two subsections of this Section TENTH has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in such subsections, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

10.4                           Any indemnification under the first two subsections of this Section TENTH (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth therein. Such determination shall be made (a) by the board of directors by a majority vote of a quorum (as defined in the bylaws of the corporation) consisting of directors who were not parties to such action, suit or proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders.

10.5                           Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors of the corporation in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation as authorized in this Section TENTH.

10.6                           The indemnification provided by this Section TENTH shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled, under any statute, bylaw, agreement, insurance policy, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

10.7                           By action of its board of directors, notwithstanding any interest of the directors in the action, the corporation shall have power to purchase and maintain insurance, in such amounts as the board of directors deems appropriate, on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not he is indemnified against such liability or expense under the provisions of this Section TENTH and whether or not the corporation would have the power or would be required to indemnify him against such liability under the provisions of this Section TENTH or of the General Corporation Law of the State of Delaware, now or hereafter in effect, or by any other applicable law.

10.8                           For the purposes of this Section TENTH, references to “the corporation” include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director, officer, employee or agent of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Section TENTH with respect to the resulting or surviving corporation as he would if he had served the resulting or surviving corporation in the same capacity.

ELEVENTH:                               The corporation shall have authority, to the fullest extent now or hereafter permitted by the General Corporation Law of the State of Delaware, or by any other applicable law, to enter into any contract or transaction with one or more of its directors or officers, or with any corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, notwithstanding such relationships and notwithstanding the fact that the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction and notwithstanding the fact that his or their votes are counted for such purpose. Both common and interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes the contract or transaction.

TWELFTH:                                  Election of directors need not be by written ballot except and to the extent provided in the bylaws of the corporation.

THIRTEENTH:                Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

FOURTEENTH:            No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except as to liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to eliminate or limit further the liability of a director, then, in addition to the preceding sentence, the liability of each director of the Corporation shall be eliminated or limited to the fullest extent provided or permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of the Delaware General Corporation law shall not adversely affect any right or protection of a director under this Section FOURTEENTH, as in effect immediately prior to such repeal or modification, with respect to any liability that would have accrued, but for this Section FOURTEENTH, prior to such repeal or modification.

Executed this 10th day of August, 1993.

	By:	/s/ Richard C. Kraus
Richard C. Kraus, President

	Attest:	/s/ Robert L. Leclerc
Robert L. Leclerc, Secretary